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SABA PETROLEUM COMPANY                                              EXHIBIT 11.1

Computation of Earnings Per Common Share
For the Three Months Ended March 31, 1996 and 1995

                                                                                     1996                 1995
                                                                                  ----------           ----------
PRIMARY EARNINGS
       Net income before minority interest in earnings of
           consolidated subsidiary                                                $  777,110           $   12,132
       Minority interest in earnings of consolidated subsidiary                      (21,622)                   0
                                                                                  ----------           ----------
       Net income available to Common                                             $  755,488           $   12,132
                                                                                  ==========           ==========
PRIMARY SHARES
       Weighted average number of Common Shares outstanding                        4,268,667            4,130,990
       Additional shares assuming issuance of shares underlying options              247,267                    0
                                                                                  ----------           ----------
       Primary Shares                                                              4,515,934            4,130,990
                                                                                  ==========           ==========
PRIMARY EARNINGS PER COMMON SHARE
        Net income available to common                                            $     0.17           $     0.00
                                                                                  ==========           ==========
FULLY DILUTED EARNINGS
       Net income before minority interest in earnings of
          consolidated subsidiary                                                 $  777,110           $   12,132
       Minority interest in earnings of consolidated subsidiary                      (21,622)                   0
       Plus interest expense attributable to debentures, net of
          related income taxes                                                       167,495                    0
                                                                                  ----------           ----------
       Net income available to Common                                             $  922,983           $   12,132
                                                                                  ==========           ==========
FULLY DILUTED SHARES
       Weighted average number of Common Shares outstanding                        4,268,667            4,130,990
       Additional shares assuming issuance:
           Of shares underlying options                                              247,267                    0
           Of convertible common shares @ $8.75 per share underlying:
           $11,000,000 from 1/1/96                                                 1,257,143                    0
           $1,650,000 from 2/7/96                                                    111,900                    0
                                                                                  ----------           ----------
       Fully Diluted Shares                                                        5,884,977            4,130,990
                                                                                  ==========           ==========
FULLY DILUTED EARNINGS PER COMMON SHARE
       Net income                                                                 $     0.16           $     0.00
                                                                                  ==========           ==========





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